Exhibit 10.1

CERTAIN INFORMATION HAS BEEN EXCLUDED FOM THE EXHIBIT AS SUCH INFORMATION IS NOT MATERIAL AND WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED ([***]).

DISTRIBUTION AND LICENSE AGREEMENT

This Distribution and License Agreement (this “Agreement”) is made and entered into as of October 7, 2022 (the “Effective Date”) between I.R Med Ltd., a company formed under the laws of the State of Israel, with an address at Z.H.R Industrial Zone, Rosh Pina Israel (“IR-Med” or the “Company”), and PI Prevention Care LLC, a Delaware limited liability company (“Distributor”).

RECITALS

WHEREAS, Distributor will be comprised of persons with access to or who represent senior/elder care facilities and/or hospitals or other medical centers throughout the United States (collectively, the “Medical Care Centers”) and who are familiar with and have wide experience in addressing and responding to the needs of these Medical Care Centers,; and

WHEREAS, IR-Med is engaged in the development, manufacturing, sale and support of a proprietary patent protected solution for the early detection of pressure injuries (PI) to the skin and underlying tissue primarily caused by prolonged pressure associated with bed confinement, which includes a handheld optical monitoring device that is being developed to detect such pressure injuries and interaction with an online cloud information system (hereinafter the “PressureSafe Solution”), which currently being developed and therefore not currently available on the market;

WHEREAS, Distributor represents that it has the experience, expertise, skill and financial ability to establish distribution networks in the United States for the marketing, sale and delivery of the PressureSafe Solution amongst the Medical Care Facilities once the PressureSafe Solution has obtained all regulatory authorization to be markets in the United States;

WHEREAS, Distributor further represents that it will invest at its cost and expense in establishing the necessary distribution and support networks for the commercialization of the PressureSafe Solution, in consideration of which the Company is agreeable to grant to the Distributor the distribution right and license as herein provided,

WHEREAS, in furtherance thereof, Distributor and IR-Med desire to enter into an agreement whereby Distributor will be the exclusive sales representative of the PressureSafe Solution throughout the United States, subject to the terms and milestones as set forth in this Agreement.

NOW THEREFORE, in consideration of the above recitals and in consideration of the mutual agreements and undertakings set forth below, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

AGREEMENT

1.	Grant of Right. (i) Subject to the terms and conditions of this Agreement, IR-Med grants to Distributor, and Distributor hereby accepts, an exclusive right to promote, market and sell the PressureSafe Solution, including the associated Disposables and access to the Software modules, as those terms are defined in and as further specified in Appendix A, including any future product developed and marketed by the Company that is intended to be used in the diagnosis of pressure injuries on the skin surface (collectively, the “Products”), in the United States (the “Territory”) during the term of this Agreement. The term Products shall include and refer to any upgraded or enhanced version of the PressureSafe Solution including, without limitation, any ‘homecare’ version that the Company may then market.

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In connection with the above rights, IR-Med hereby grants to the Distributor an exclusive royalty bearing license, with the right to sublicense, to demonstrate the Software (as defined in Appendix A) solely for the purpose of promotion, marketing, sale and distribution of the Products. Such license shall be sub-licensable solely to permitted sub-distributors as set forth below.

With “exclusive” meaning that IR-Med will not sell in the Territory any of its Products during the term of this Agreement and Distributor will in turn not market and/or sell any competing products in the Territory. (ii) IR-Med and Distributor acknowledge and agree that in order for the Product’s commercialization efforts to succeed, Distributor will be appointing through the continental United States sub-distributors with access to distribution networks to Medical Care Centers in their respective areas within the Territory. Accordingly, Distributor may, subject to the terms hereof, appoint sub-distributors to promote and sell the Products on behalf of Distributor within the Territory, provided, that the Company shall have been given written notice of such impending appointment and then the Company shall have fourteen(14) business days to reject such appointment based on reasonable commercial grounds. Distributor will obligate in writing its sub-distributors to adhere to the terms applicable to Distributor and will establish reasonable monitoring processes and safeguards to ensure compliance. Nonetheless, Distributor shall be liable for any breach of such sub-distributor any applicable rule and regulation relating to the marketing and distribution of the Products.

At its sole discretion, IR-MED is entitled to appoint additional sub-distributors who will work under the Distributor, with the prior coordination and approval of the Distributor, as to the sub-distributor and related conditions (such as the sub-distributor’s territory and the commission). The Distributor will work in a good faith with IR-MED to add the additional sub-distributors.

(ii) Termination of Exclusivity. (A) Notwithstanding the foregoing, in the event that for whatever reason the Distributor does not satisfy the annual minimum purchase requirements of the Products set forth in Appendix B, then so long as the Distributor shall remit to IR-Med the annual licensing fee then due as set forth in Appendix A and the Distributor is in compliance with the other provisions of this Agreement, then except as herein provided, upon written notice provided by IR-Med to the Distributor (the “Exclusivity Termination Notice”) the exclusivity provision in this Agreement shall without any further action on the part of any of the parties immediately terminate and be of no further force and effect and the rights to the Distributor hereunder shall be deemed to be on a non-exclusive basis and the Agreement shall be deemed to have been automatically adjusted accordingly; provided, that, with respect any customer (end user) or subdistributor of the Distributor, the exclusivity provision of this Agreement shall continue in full force who purchased from the Distributor Products at the invoiced price in the aggregate amount of at least $[***]during the (12) months preceding the delivery of the Exclusivity Termination Notice or $[***] in the twenty-four month period preceding the delivery of the Exclusivity Termination Notice and, with respect to a customer (end user), who continues to purchase from the Distributor Products at an total invoiced price in the aggregate amount of at least $[***]during each 12 month period and, with respect to a subdistributor of a Distributor, the subdistributor continues to purchase from the Distributor Products during each 12 month period in an amount above the immediately preceding year by a factor of [***]% (in each such case, the “Distributor’s Exclusive Customer/Sub-distributor”), provided, further, that, the aggregate amount of the Distributor’s purchased amount from the Company during any 12 month period shall always exceed by a factor of [***]% such amount in the previous 12 months in order to maintain the exclusivity with respect to all customers and subdistributors, the failure of which, for whatever reason, shall entitle the Company to terminate the Agreement

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Notwithstanding the foregoing, following the delivery of the Exclusivity Termination Notice until such time as IR-Med shall have entered into a distribution or similar agreement with a third party respecting exclusive distribution rights in the Territory or any part thereof (such agreement being the “Subsequent Exclusive Distribution Agreement”), the Distributor shall have exclusive distribution rights with respect to any new customer (end user) or sub-distributor to whom the Distributor shall have sold Products at the invoiced price in the aggregate amount of at least $[***]during the earlier of (i) the preceding 12 months or (ii) the date on which the subsequent exclusive agreement is entered into, and such exclusivity shall continue, with respect to such customer (end user) or sub-distributor so long as such customer or sub-distributor shall continue to purchase from the Distributor Products at the invoiced price in the aggregate amount of $[***]during each 12 month period and, with respect to a subdistributor of the Distributor and, with respect to a customer (end user), who continues to purchase from the Distributor Products at an total invoiced price in the aggregate amount of at least $[***]during each 12 month period and, with respect to a subdistributor of a Distributor, the subdistributor continues to purchase from the Distributor Products during each 12 month period in an amount above the immediately preceding year by a factor of [***]% (in each such case, the “Distributor’s Exclusive Customer/Sub-distributor”), provided, further, that, the aggregate amount of the Distributor’s purchased amount from the Company during any 12 month period shall always exceed by a factor of [***]% such amount in the previous 12 months in order to maintain the exclusivity with respect to all customers and subdistributors, the failure of which, for whatever reason, shall entitle the Company to terminate the Agreement.

To the extent that in the Subsequent Exclusive Distribution Agreement there are terms or conditions more favorable to the distributor thereunder than those terms and provisions applicable to the Distributor hereunder (such terms being the “Favorable terms”) , then without any further action on the part of the Company or the Distributor the terms shall have the benefit of the Favorable Terms with respect to the Distributor’s Exclusive Customer/Sub-distributors.

(B) The Company and the Distributor agree that the marketing and distribution of Products to licensed hospitals in the Territory (in each case, a “Hospital” and collectively, the “Hospitals”) is required (the “Company Hospital Policy”). In case of any barrier in selling to the Hospitals, the Company and the Distributor will try to work together to find a solution.

Accordingly, commencing as of the second year anniversary of the Reimbursement Approval (as defined in Appendix B below) and so long as the Company shall then have in effect a Company Hospital Policy, the Distributor shall sell to one or more Hospitals, an amount equal to, in each year, at least [***]% of the minimum amount of PressureSafe devices and Disposables that the Distributor is required to purchase from the Company during such year as provided in Appendix B. If for whatever reason, the Distributor fails to comply with this provision in respect of any 12 month period, then at the Company’s option and upon delivery to the Distributor of the Exclusivity Termination Notice, the exclusivity provisions with respect to Hospitals in the Territory shall be terminated, effective upon the date specified in the Exclusivity Termination Notice; provided, that, any such termination of exclusivity by the Company shall not affect the continued exclusivity that the Distributor shall have with respect to Nursery-Homes and Homecare in the Territory so long as the Distributor complies with the minimum amount of PressureSafe devices and Disposables that the Distributor is required to purchase from the Company during such year as provided in Appendix B.

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2.	Sale of Product to Distributor. IR-Med will sell to the Distributor the Products and license the Software component on the terms and conditions specified in Appendix A and Appendix B, which terms and conditions may be updated from time to time as deemed relevant by the Parties. Distributor may purchase and shall take delivery of ordered Products from IR-Med, and IR-Med will be responsible to design, develop, and manufacture the Products and will use reasonable efforts to deliver to Distributor the volumes and versions of Products ordered by Distributor, for resale on an exclusive basis in the Territory under IR-Med’s brand name. All Product purchases hereunder shall be accompanied by a legally binding purchase order (the “Product Purchase Order”) in form and substance acceptable to IR-Med.

So long as this Agreement is in effect, IR-Med shall notify Distributor of any leads or inquiries that it receives from parties expressing interest in purchasing or having a demonstration of the Products, in accordance with a process to be mutually agreed by the Parties.

3.	Undertakings of IR-Med and Distributor.

3.1.	IR-Med will be responsible for all aspects of the Products other than out of pocket marketing expenses and sales, including, without limitation, the design, manufacture, assembly, and delivery of Products to Distributor.

IR-Med will provide Distributor, at no cost to Distributor, all technical assistance, and training materials as may be reasonably requested to perform its obligations under this Agreement.

3.2.	IR-Med will, at IR-Med’s expense, provide, prepare and deliver to Distributor existing supportive promotional and marketing materials pertaining to the Products and, , shall prepare and deliver additional promotional and marketing materials as may be reasonably requested by Distributor for distribution to prospective purchasers of the Products. All product delivery terms will be on terms agreeable to the parties.

3.3.	Prior to any activities being undertaken hereunder, the appropriate personnel of IR-Med will, at the Company’s expense, travel to the U.S. and train Distributor personnel in all aspects of the Products, as deemed necessary by the Company.

3.4.	The Distributor shall be solely responsible for the distribution, marketing and sales of the Products in the Territory and shall undertake all commercially reasonable efforts to establish by not later than the Commercial Launch Date (as defined below) a commercially reasonable distribution and sales network for the Products. In furtherance thereof, within 90 days following the execution of this Agreement, Distributor shall present a reasonably detailed written work plan for the initial three years to include specific plans to satisfy milestones and responsibilities as set forth on Appendix B (each a “Milestone” and collectively, the “Milestones”). The Milestone are divided into time periods in which the Distributor’s undertakings and commitments are expressly set forth covering the following time periods: (i) immediately following execution of this Agreement, (ii) the date on which the Company shall advise the Distributor that it has received all regulatory and other clearance required to launch the commercialization of the Product (the “Commercial Launch Date”) , (iii) the date on which the Company shall advise the Distributor that the Product has been cleared for insurance reimbursement by Medicare and Medicaid (the “Insurance Reimbursement Date”), and (iv) the date on which the Company shall advise the Distributor that the U.S. National Pressure Injury Advisory Panel (NPIAP) has updated its guidelines to recommend the use of technologies and devices such as the Product to be used as a decision support tool for PI checking (the “NPIAP Guidelines Date”). The Distributor acknowledges and agrees that these Milestones are critical to the success of the Product commercialization efforts in the Territory and Distributor’s failure to satisfy in a timely manner any Milestone shall authorize the Company to terminate the Agreement as herein provided.

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The Milestones may be modified from time to time as the circumstances warrant subject to a mutually agreeable written amendment to the work plan executed by both the Distributor and the Company.

3.5.	Distributor shall provide IR-Med with a quarterly report, due within 10 days of the end of each quarter, which will include at a minimum the following:

(i)	the identity, address and other identifying and pertinent details of each customer or prospective customer approached with respect to the Products;

(ii)	the amounts purchased by such customer during the quarter;

(iii)	the price per each component of the Product charged by the Distributor and paid by such customer;

(iv)	complaints received from customers relating to the Products or its functionality described in reasonable detail; and

(v)	the progress made by Distributor in meeting the next scheduled Milestone;

provided, that, notwithstanding the foregoing, any change to the price per unit charged by the Distributor to the customer with respect to each component of the Products shall be immediately notified in writing to IR-Med by not later than the second business day following the implementation of such price increase.

3.6.	IR-Med agrees that so long as this Agreement is in effect, IR-Med will not initiate any direct communication with any such customer and will not, directly or indirectly, attempt to initiate contact or otherwise circumvent Distributor in regard to such customer with respect to the commercialization of the Productor any other product that IR-Med intends to distribute in the area of pressure injuries.

3.7.	At all times Distributor shall maintain in inventory of sufficient Products to meet the reasonably foreseeable demand for the Products and Disposables. IR-Med will use commercially reasonable efforts to comply with and respond to all Product purchase orders submitted by Distributor or Distributor’s sub-distributors. IR-Med and Distributor shall periodically establish minimum quotes of inventory so as to avoid any inventory shortfall. The terms relating to the submission of minimum purchase orders by the Distributor are specified in Appendix C hereof (the “Distributor Purchase Order Procedures”).

3.8.	Defective Products. Distributor shall process and return any defective Products to IR-Med for credit or replacement. Should the Product in question be defective and under Warranty as herein provided, then all expenses related to its return and replacement shall be borne by IR-MED. After the warranty period the Distributer shall be responsible for all such expenses.

3.9.	Alteration of Products. Distributor shall not alter the Products or any Product packaging or labelling except with the prior written consent of IR-Med.

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3.10.	Forecasts. Distributor agrees to provide IR-Med with a non-binding twelve (12) month forecast indicating Distributors’ projected purchase of Products for the Territory. Such forecast shall be updated by Distributor on a rolling quarterly basis for each succeeding twelve (12) month period, and each updated forecast must be received by IR-Med no later than thirty (30) days prior to the first day of the period to which it relates. Such forecasts by Distributor shall be used for the purposes of facilitating IR-Med and its suppliers’ planning to meet production and delivery times for the Products, and shall not constitute binding commitments to purchase upon Distributor. Distributor will use its best efforts to notify IR-Med promptly of any changes in its forecast. The initial 12 month forecast shall be submitted by the Distributor within 90 days of the Effective Date.

3.11.	Appointment of Sub-Distributors. As noted, IR-Med and the Distributor acknowledge and agree that the appointment by Distributors of sub-distributors within the Territory is integral to the success of the commercialization efforts that is the subject of this Agreement. Accordingly, the parties agree to the following

(i)	Prior to appointment of a sub-distributor, the Distributor shall identify in writing to IR-Med the identity and other relevant details as to such proposed sub-distributor. This information will be used by IR-Med solely for the purposes of monitoring the distribution of the Products within the Territory.

(ii)	IR-Med agrees that so long as this Agreement is in effect, will not initiate any direct communication with any such sub-distributor and will not, directly or indirectly, attempt to initiate contact or otherwise circumvent Distributor in regards to such sub-distributor with respect to the commercialization of the Product or any other product that IR-Med intends to distribute.

3.12.	Notice of Intellectual Property Infringement. Distributor shall promptly notify IR-Med in writing of any patent, copyright infringement or unauthorized use of IR-Med’s trade secrets in the Territory of which Distributor has become aware. IR-Med reserves the right in its sole discretion to institute any proceedings against such third-party infringers in its name and on its behalf and on behalf of the Distributor. Distributor shall cooperate fully with IR-Med in any legal action taken by IR-Med against such third parties, provided that IR-Med shall pay all expenses of such action and all damages relating to damage suffered by IR-Med which may be awarded upon in settlement of such action shall accrue to IR-Med. At the request of the Distributor, IR-Med and the Distributor shall enter into good faith negotiations relating to portion to the damages awarded to IR-Med, if any, which should be remitted to the Distributor to mitigate the actual damages, of any, that the Distributor may have incurred as a result of such infringement.

3.13.	Compliance with Laws of the Territory. Upon knowledge, Distributor will do its commercial reasonable efforts to inform IR-Med of any legal requirements in the Territory that may affect the use or distribution of the Products, marketing materials or Product packaging and labelling. In all circumstances, the Distributor shall comply with all pertinent regulations and law in the applicable jurisdiction in the Territory.

3.14.	Insurance. At all times following the Commercial Launch Date, IR - Med will have in place one or more policies of product liability and other insurance in amounts typical and appropriate for the relevant industry. The Distributor shall implement one or more insurance policies covering the marketing and distribution of the Products and the Distributor shall be named as an additional beneficiary under any such policy or otherwise as necessary such that the Distributor shall be covered by such policy to the same extent and coverage as provided to the Company.

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3.15.	Adverse Reactions. In the event that either party receives any complaint regarding the Product, it shall notify the other party immediately after becoming aware of it. Distributor will make an assessment of each complaint it receives, provide IR-Med with these complaint assessments and will coordinate all follow-up and customer communication that it deems appropriate.

In the event that any customer of Distributor rejects or returns a Product to Distributor as a result of a Product performance problem, Distributor shall immediately so notify IR-Med and confirm in writing. If the reason for such performance problem is reasonably determined to be failure of the Product to meet its specifications, and the Product is still under Warranty then IR-Med will replace, at its sole expense, the non-conforming Product which Distributor elects to so replace. In such case, IR-Med will pay all shipping and handling costs of Distributor relating to the handling, replacement and return of the rejected Product. After the Warranty Period the Distributer shall be responsible for all such expenses.

3.16.	Warranty. IR-MED warrants that each Product purchased will be free from material defects in workmanship and materials for a period of eighteen (18) months (“Warranty Period”) from the date of its initial shipment to the Distributor. The Company’s obligations under this warranty are limited to repair or replacement, at Company’s option and election, of any warranted product. Repair or replacement of Products under this limited warranty does not extend the Warranty Period but shall be covered to the extent of the unexpired term of the applicable warranty period.

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Composition of the Distributor. Mr. Shlomie Bierman shall be appointed to the board of directors or other governing body of the Distributor and shall have legal authority to bind the Company. Mr. Bierman shall execute the Agreement on behalf of the Distributor.

4.	Steering Committee. Promptly following the Effective Date, the Parties shall establish a committee composed of two (2) representatives of each of IR-Med and Distributor, who may be re-designated from time to time upon notice to the other Party (the: Steering Committee”). The Steering Committee is established to oversee the Parties’ performance under this Agreement consistent with the intent and scope of the Agreement, and resolve disputes arising from performance, consistent with such intent and scope, as set forth in the Appendices attached to this Agreement. The Steering Committee shall meet at least once per quarter (in person or via teleconference) during the Term of this Agreement.

5.	Resale Prices. Distributor may offer the Products in the Territory at such prices as Distributor, in its sole discretion, shall determine. IR-Med shall be apprised in writing of all such prices.

6.	Adoption of the Products. Distributor shall be solely responsible for marketing and distributing the Products to the Customers and to provide the support necessary to assist customers’ adoption of the Product and Disposables and utilization of the Software. In particular, Distributor will develop at its own cost a clinical field organization for Customer training, education and system use with the goal of executing such adoption plan, maturing the Products value proposition and driving customer usage of Disposables. Initially, following the execution of this Agreement, the Distributor shall present to IR Med a written proposal to accomplish these objectives. Once additional Software modules are ready for commercial use, Distributor shall provide Company with a revised written proposal to market same.

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7.	Installation, Service, Warranty.

7.1.	Distributor will install, warrant, service and support the Products (excluding repairs – those shall be performed by IR-Med), for its own account and at its risk and directly to the customers at Distributor’s expense. As between the Parties, Distributor will have the sole right and responsibility for:

7.1.1.	Managing customer acceptance,

7.1.2.	Preventative and corrective maintenance, including corrective action requests,

7.1.3.	Monitoring quality performance, and

7.1.4.	Providing at least one training session of Product training for the Distributor’s employees, consultant and sub-distributors per quarter.

7.1.5.	It is the sole responsibility of Distributor to provide customer service to persons or entities purchasing the Products. Distributor will bear full responsibility for all customer service, including without limitation, order processing, billing, fulfillment, shipment, collection and other customer service related tasks, and IR-Med will have no obligations whatsoever with respect thereto. Distributor will receive all emails from customers via a computer available to Distributor’s customer service staff and generally respond to such emails within three (3) days from receipt. Distributor will receive all orders electronically and generally process all orders within three (3) days from receipt. Distributor will use commercially reasonable efforts to receive, process, fulfill and deliver all orders of Products and related services on a timely and professional basis. Distributor will bear all responsibility for compliance with federal, state and local laws. Payment for such services will be collected by Distributor directly from customers. IR-Med shall be allowed to audit the customer service provisions as needed. At all times, IR-Med shall continue to bear sole responsibility for the design and of the Product, including systems and product upgrades, all of which will be shared with the Distributor. Notwithstanding the foregoing, IR-Med shall be solely responsible for all matters relating to the digital storage and maintenance of the Software component of the Product.

7.1.6.	Distributor shall set up service centers to implement the foregoing distribution related activities. All such service centers shall be managed and overseen by qualified Distributor’s personnel who are acceptable to IR-Med (in IR-Med’s sole discretion exercised on a commercially reasonable basis). IR-Med shall have discretion as to the makeup of these services centers and whether they are to be virtual or physically existing. Distributor acknowledges and agrees that the appropriate, timely and adequate response to customers’ inquiries or service assistance is of paramount importance to IR-Med.

7.1.7.	Maintaining Field Data: Distributor shall maintain a database of all the Products shipped to end customers with details per Device and Disposables, including, the end customer contact details, serial number of the Device, date shipped to end customer. In case of a production defect , the Distributor should be able to collect Devices from end customers according to a list of serial numbers provided by the Company.

8.	Audit.

8.1.	Distributor shall keep accurate books and records of Distributor’s net sales of the Products, and shall not destroy such books and records for a period of one (1) year following the termination of this Agreement.

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8.2.	IR-Med shall have the right at its own expense, after thirty (30) days advance written notice to Distributor, to perform or have performed an audit of Distributor’s books and records related to this Agreement. IR-Med or its appointee shall have access to Distributor’s books and records during reasonable business hours for the sole purposes of auditing the reports (and supporting books and records) and verifying the amounts payable as provided for in this Agreement. Distributor shall promptly pay to IR-Med all underpayments disclosed by an audit. Although the fees and expenses of such inspection/audit shall initially be borne by IR-Med, if an underpayment of amounts due to IR-Med under this Agreement of more than five (5%) of the aggregate amount due to IR-Med hereunder is discovered, then such fees and expenses shall be borne by Distributor, and Distributor shall promptly pay IR-Med any such delinquent amounts with interest thereon at the prime rate reported by the Bank of America, computed from the date such amounts were due until the date Distributor pays such royalty amounts.

9.	Intellectual Property.

9.1.	Intellectual Property Rights. Except as provided herein, IR-Med shall retain sole ownership of, and all rights to, any intellectual property of any kind underlying the Products, the Disposables and the Software and any suggestions, ideas, enhancement requests, feedback, recommendations or other information provided by Distributor or any other party (collectively, the “Feedback”). Without limiting the generality of the foregoing, Distributor agrees that its provision of Feedback does not give it any intellectual property or any other right, title, or interest in or to software, inventions, or other assets created by IR Med, even if such Feedback leads IR Med to create the software, invention, or other asset.

9.2.	Distributor agrees not to decompile, dis-assemble, or in any other way reverse engineer computer hardware and/or software incorporated in the Product. The Distributor shall establish and enforce commercially reasonable safeguards to prevent such activities by any of its employees, consultants and/or sub-distributors.

10.	Confidential Information.

10.1.	Any non-public, proprietary information disclosed by one party to the other shall constitute confidential information (“Confidential Information”). Neither party will disclose or disseminate either any of the other party’s Confidential Information without the prior written consent of the other party. Each party acknowledges that any unauthorized use, misappropriation or disclosure of the other party’s Confidential Information will cause irreparable harm and will entitle such other party to injunctive relief, as well as any other available remedy at law or in equity.

10.2.	Confidential Information shall not include any information which is (a) in the public domain or becomes public knowledge, through no fault or breach by the recipient; (b) obtained from a third party lawfully in possession of such information, other than by breach of an obligation of confidentiality; (c) previously known or independently developed by the recipient; (d) released for disclosure by either party; or (e) required by court order, law or regulation to be disclosed, but only to the extent and for the purposes of the required disclosure.

The receiving party agrees that it will (i) hold in confidence and not disclose to any third-party, other than its representatives, any Confidential Information of the disclosing party; (ii) protect such Confidential Information with at least the same degree of care that receiving party uses to protect its own Confidential Information, but in no case, less than a reasonable degree of care; (iii) use the Disclosing Party’s Confidential Information for no purpose other than the purposes specified in this Agreement; (iv) limit access to the disclosing party’s Confidential Information to its representatives reasonably having a need to know such Confidential Information; (v) promptly notify the disclosing party upon discovery of any loss or unauthorized disclosure of the disclosing party’s Confidential Information.

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11.	Regulatory Compliance

11.1	Both Parties will at all times comply with all laws, rules, regulations and ordinances applicable to the Agreement, including but not limited to all applicable anti trust laws, fair labor, equal opportunity and environmental compliance laws, and import and export rules, regulations and ordinances. Either Party will furnish to the other Party any information required to enable it to comply with such laws, rules, and regulations. If the Products and/or Services are sold by Distributor under U.S. federal contract or subcontract, all applicable procurement regulations required by federal statute or regulation to be inserted in contracts or subcontracts are hereby incorporated by reference.

11.2.	Personal data. If a Party receives or has access to personal data, as defined in any applicable personal data protection legislation or similar law or regulation (“Personal Data”), in the performance of this Agreement, then that Party will

a)	not use or further disclose Personal Data other than as permitted by this Agreement or required by law;
b)	use appropriate safeguards to prevent the use or disclosure of the Personal Data other than as permitted by this Agreement, and
c)	implement administrative, physical, and technical safeguards that reasonably and appropriately protect the Personal Data against unauthorized or unlawful processing of the Personal Data.

To the extent that either Party uses an authorized subcontractor with access to the Personal Data, such Party will obtain subcontractor’s written agreement to this provision. Both Parties will comply with the applicable data protection legislation and all further reasonable instructions provided by the other Party with regard to the processing and protection of the Personal Data. Either Party will use reasonable efforts to mitigate any harmful effect that is known to it of its use or disclosure of Personal Data in violation of the law or this Agreement. The Parties will, upon the termination of this Agreement, return to the other Party or securely destroy all records or documents containing the Personal Data. The Parties will remain bound by the provisions of this Section with respect to any Personal Data that remain in its possession.

Insofar images or other health related records that will be provided by a Party to the other Party under this Agreement contain Personal Data or references thereto, the first party will ensure that all such Personal Data and references are removed or made illegible or inaccessible prior to the disclosure to the receiving party. Where the Personal Data cannot be removed, or be made illegible or inaccessible, but it cannot be avoided to share this Personal Data with the other Party, the transferring Party warrants that it has obtained the explicit consent of the data subject concerned with regard to the disclosure of the Personal Data or reference thereto to the other Party as well as the use of those Personal Data or references thereto by the other Party for business, research and marketing purpose

11.3	In connection with providing services hereunder, either Party may disclose to the other Party individually identifiable health information (“PHI”) as defined in and subject to protection under the Health Insurance Portability and Accountability Act of 1996 and the regulations promulgated pursuant thereto (“HIPAA”). The customers include “Covered Entities,” which are subject to HIPAA. This paragraph is to allow customers to comply with HIPAA. “PHI” and “ePHI” will mean Protected Health Information and Electronic Protected Health Information, respectively, as defined in 45 C.F.R. §160.103, limited to the information the other Party received from or created or received on behalf of a Party. The parties shall share information only to the extent permitted under HIPAA.

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11.4

Distributor and IR Med agree that: (1) The receiving Party will not use or further disclose PHI other than as permitted by this Agreement or required by law; (2) the receiving Party will use appropriate safeguards to prevent the use or disclosure of the PHI other than as permitted by this Agreement, and will implement administrative, physical, and technical safeguards that reasonably and appropriately protect the confidentiality, integrity, and availability of ePHI (“Safeguards”); (3) the receiving Party will report to the transferring Party: (a) any use or disclosure of the PHI not permitted by this Agreement or by law of which the receiving Party becomes aware; and (b) any Security Incident (as defined by law) of which the receiving Party becomes aware; (4) To the extent that the receiving Party uses one or more subcontractors or agents to provide services under this Agreement, and such subcontractors or agents receive or have access to the PHI, each such subcontractor or agent will: (a) enter into a written agreement with the receiving Party containing the same restrictions and conditions set forth in the business associate provisions of HIPAA that apply through the receiving Party; and (b) implement reasonable and appropriate Safeguards to protect ePHI; (5) the receiving Party agrees to make (a) its internal practices, books and records relating to the use and disclosure of PHI and (b) its policies, procedures and documentation required by the Security Rule relating to the Safeguards, available to the Secretary of the U.S. Department of Health and Human Services or his designee to the extent necessary to determine the receiving Party’s compliance with HIPAA; (6) the receiving Party agrees to make available to the other Party (or at its direction to a Customer) the information in its possession required to provide an accounting of the receiving Party’s disclosures of PHI as required by HIPAA (7) the receiving Party will use reasonable commercial efforts to mitigate any harmful effect that is known to the receiving Party of a use or disclosure of PHI by the receiving Party in violation of this Agreement; and (8) Upon the termination of this Agreement for any reason, the receiving Party will return to the transferring Party (or at its direction to a Customer) or destroy all PHI received from the transferring Party or a Customer that the receiving Party maintains in any form, recorded on any medium, or stored in any storage system, unless said information is no longer PHI or if the return or destruction is not feasible. Following termination of this Agreement, the receiving Party will remain bound by the provisions of this Paragraph with respect to any PHI that remains in its possession

12.	Representations and Warranties and Undertaking of the Parties.

12.1.	Representations and Warranties of Distributor. Distributor hereby represents and warrants to IR-Med that, as of the Effective Date: (a) it has the full corporate right, power, and authority to enter into this Agreement and perform the acts required of it hereunder; (b) its execution and delivery of this Agreement, and its performance of its obligations and duties hereunder, do not and will not violate any agreement to which it is a party or by which it is otherwise bound; and (c) when executed and delivered by it, this Agreement will constitute a legal, valid and binding obligation of it, enforceable against it in accordance with its terms. Any warranty for the Products shall run directly from Distributor to the customer, and pursuant to the warranty the customer shall return any allegedly defective Products to Distributor.

12.2.	Representations and Warranties of IR-Med. IR-Med hereby represents and warrants to Distributor that, as of the Effective Date: (a) it has the full corporate right, power, and authority to enter into this Agreement; (b) its execution and delivery of this Agreement, and its performance of its obligations and duties hereunder, do not and will not violate any agreement to which it is a party or by which it is otherwise bound; and (c) when executed and delivered by it, this Agreement will constitute a legal, valid and binding obligation of it, enforceable against it in accordance with its terms. IR-Med shall be responsible to obtain all regulatory authorizations and insurance reimbursements.

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12.3.	Non-compete. Distributor shall not hire any sales representative or represent, promote or otherwise try to sell any lines or products that, compete with the Products covered by this Agreement. Such non-compete shall survive for a three-year period following termination of this Agreement for any reason.

IR-Med shall not hire any sales representative or represent, promote or otherwise try to sell any lines or products that, compete with the Products covered by this Agreement. Such non-compete shall survive for as long as this Agreement is in force.

12.4

Distributor Undertaking. In the event Distributor receives a bona fide offer for all or part of its business from any third party, during the term of this Agreement, the Distributor shall promptly notify in writing the Company of such offer and include the relevant terms thereof (the “Distributor’s Notice”). IR-Med shall have the right of first refusal to purchase the business of the Distributor and shall notify Distributor of its intention to proceed with a due diligence on Distributors’ business and eventually match the purchase offer of such third party within fifteen (15) days from the date it receives the Distributor’s Notice. The closing of exercise of the Company’s option shall be completed not later than 60 days following receipt of the Distributor’s Notice. In the event that the Company elects to not exercise the option hereunder by written response to the Distributor, then the Distributor shall close the transaction with the intended party within 90 days of the Company’s written notice of its determination to not exercise the option.

13.	Indemnification and Limitation of Liability

13.1.	Mutual Indemnity. Each party agrees to indemnify, defend and hold harmless the other party and its officers, directors, employees and agents from and against any and all losses, liabilities, claims, obligations, costs, expenses (including, without limitation, reasonable attorneys’ fees) which result from, arise in connection with or are related in any way to claims by third parties arising out of or in connection with (a) the indemnifying party’s breach in any material respect of any of such party’s obligations representation or warranty under this Agreement; (b) the indemnifying party’s gross negligence or willful misconduct in the performance of its obligations under this Agreement; and (c) any violations of applicable laws or regulations by the indemnifying party.

13.2.	No Other Liability. NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, NEITHER PARTY NOR ITS AGENT(S), REPRESENTATIVE(S) OR EMPLOYEE(S) SHALL BE LIABLE TO THE OTHER PURSUANT TO THIS AGREEMENT FOR AMOUNTS REPRESENTING LOSS OF REVENUES, LOSS OF PROFITS, LOSS OF BUSINESS OR INDIRECT, CONSEQUENTIAL, SPECIAL OR PUNITIVE DAMAGES OF THE OTHER PARTY, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY, EVEN IF THE OTHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES..

14.	Term; Termination and Effects of Terminations.

14.1.	Term. This Agreement will commence on the Effective Date and, unless earlier terminated as herein provided, will remain in force through the thirteenth anniversary of the Commercial Launch Date (the “Term”), provided, that, if the Distributor is then in compliance with the terms of this Agreement that are applicable to it, then commencing the six (6) months preceding the expiration of each of the third and eight year of the Term, the parties shall enter into good faith negotiations respecting the review and/or re-pricing of the Products as set forth in Appendix A and the adjustment of the minimum purchase quantities as set forth in Appendix B in light of then prevailing market conditions affecting the Products (hereinafter the “Pricing and Minimum Quantity Terms”) with respect to the subsequent five (5) year periods (each being a “Subsequent Period”) and conclude such negotiations no later than three (3) months preceding the expiration of each of the third and eight year of the Term respectively. In the event that the Company and the Distributor are not able for whatever reason to reach agreement as to the Pricing and Minimum Quantity Terms for the Subsequent Period, then the Pricing and Minimum Quantity Terms specified in Appendix B hereof shall continue in full force and effect with respect to the Subsequent Period. .

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Termination for Cause. Either party may immediately cancel this Agreement at any time if the other party breaches any term hereof and fails to cure such breach within ninety (90) calendar days after notice of such breach (if such breach is given to cure) or if the other party shall be or becomes insolvent, or if either party makes an assignment for the benefit of creditors, or if there are instituted by or against either party proceedings in bankruptcy or under any insolvency or similar law or for reorganization, receivership or dissolution. For avoidance of doubt, except as provided in Section 1(iii), (A) failure to make the payment referred in Appendix A, (B) comply with the Milestones as described in Appendix B or (C) comply with Distributor’s undertakings under Section 1 (ii) above, shall constitute a breach of this Agreement if not rectified within ninety (90) days from notice provided by IR-Med.

14.2.	Termination by IR-Med Upon Change in Control of Distributor. Notwithstanding the above, in the event of a Change of Control (as defined below) of Distributor, Distributor shall give notice to IR-Med within sixty (60) days before the occurrence of such Change of Control. If such change of control is not accepted by IR-Med, for commercially reasonable basis , IR-Med may terminate the Agreement upon written notice to the Distributor. For the purpose of this Section 14.3 “Change of Control” shall mean:

(i)	The acquisition, directly or indirectly, by any individual or legal entity of at least fifty percent (50%) of the voting stock of Distributor or any individual or legal entity that control either party.

(ii)	A merger involving Distributor or a party which, directly or indirectly, controls or is controlled by or is under the same control as Distributor. For purposes of this Agreement, “control” meaning the ability to exercise or to procure the exercise, directly or indirectly, of at least fifty percent (50%) of the voting stock of a company.

14.3.	If at any time during the term of this Agreement IR-Med or its principal shareholders (i) receive a bona-fide unaffiliated third party offer to purchase the outstanding IR-Med capital shares or the business and all the assets relating to the Product, (ii) such offer is approved and accepted by the Company and its stockholders as required under law (the “Sale Transaction”) and (iii) the terms of such Sale Transaction do not include the continuation of this Agreement in accordance with its terms, then the Distributor shall be entitled to [***]percent ([***]%) of the Net Consideration received by IR-Med or its shareholders, as the case may be.

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(A) As used herein, “purchase the outstanding IR-Med capital” –” shall mean

The acquisition, directly or indirectly, by any individual or legal entity of at least fifty percent (50%) of the voting stock of IR-Med.

(B) the consummation of any merger involving the Company in which, immediately after giving effect to such merger, less than a majority of the total voting power of outstanding stock of the surviving or resulting entity is then “beneficially owned” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended) in the aggregate by the stockholders of the Company, as applicable, immediately prior to such merger. For the avoidance of doubt and notwithstanding anything herein to the contrary, in no event shall a transaction constitute a “Company Change in Control” if: (w) its sole purpose is to change the state of the Company’s incorporation; (x) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction; (y) it is effected primarily for the purpose of financing the Company with cash (as determined by the Board without regard to whether such transaction is effectuated by a merger, equity financing, or otherwise.

(C) As used herein, the term “Net Consideration” shall mean the aggregate consideration received by the Company in respect of the Sale Transaction less any broker fees, professional services fees, or other compensation paid to third parties, taxes and other payments required under law.

D) The Distributor’s Share shall be payable on the sixth month anniversary of the closing of the Sale Transaction and only so long as the Distributor and the Purchaser shall not have entered into an agreement for the distribution of the Products.

(E) All determinations and calculation of the foregoing shall be made by the Company. In the event that Distributor disagrees with such determinations, it shall so advise in writing IR-Med no more than fourteen (14) calendar days after its receipt of IR-Med’s determinations. The Distributor and IR-Med shall attempt to amicably resolve any such dispute, if within 20 days thereof the matter has not been resolved, the matter will be referred to by an independent accountant (the “Expert”) agreed to by the IR-Med and the Distributor and in default of agreement upon such appointment, an Expert appointed by the President of the New York Institute of CPAs, New York county Chapter, upon the request of any Party. The Expert will resolve or settle such matter or dispute in such matter as he/she shall in his/her absolute discretion see fit. The Expert shall be requested to reach his/her decision within thirty (30) days of the matter being referred to him/her. Any decision of the Expert shall be final and binding on the Parties. The cost of the Expert in settling or determining such matter or dispute shall be borne equally by the Parties unless the Expert otherwise determines. Performance of this Agreement shall continue during these proceedings.

15.	Miscellaneous.

15.1.	Assignment. Except as otherwise provided hereunder with respect to grant of sub-distribution or sub-license rights, Distributor may not assign, delegate, sublicense, pledge, or otherwise transfer any of its rights or obligations under this Agreement without the express written consent of the other party, which consent shall not be unreasonably withheld. Except as set forth in this Section 15, this Agreement will be binding upon and inure to the benefit of the parties hereto, and their employees, officers, directors, partners, and their successors, heirs and assigns.

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15.2.	Publicity. At its discretion, the Company shall be entitled to issue a press release to the public (and file any required disclosures with the U.S. Securities and Exchange Commission) as to the subject matter of this Agreement and to note in such press release that the Distributor includes persons and other entities who are active in the markets relating to senior care facilities, hospitals, home care centers, and hospital equipment distributors, among others. The press release shall be reviewed by the Distributor.

15.3.	Independent Contractors. The relationship of Distributor and IR-Med established by this Agreement is that of independent contractors, and nothing contained in this Agreement will be construed: (a) to give either party the power to direct and control the day-to-day activities of the other; (b) to constitute the parties as partners, joint venturers, co-owners or otherwise as participants in a joint or common undertaking; or (c) to allow either party to create or assume any obligation on behalf of the other for any purpose whatsoever.

15.4.	Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law: (a) such provision shall be excluded from this Agreement; (b) the balance of the Agreement shall be interpreted as if such provision were so excluded; and (c) the balance of the Agreement shall be enforceable in accordance with its terms.

15.5.	Force Majeure. In the event performance of this Agreement, or any obligation hereunder, is either directly or indirectly prevented, restricted, or interfered with by reason f fire, flood, earthquake or like acts of God, wars, revolution, civil commotion, explosion, acts of public enemy, embargo, acts of the government in its sovereign capacity, labor difficulties, including without limitation, strikes, slowdowns, picketing, or boycotts, unavailability of equipment from vendor, changes requested by Customer, or any other circumstances beyond the reasonable control and without the fault or negligence of the Party affected, the Party affected, upon giving prompt notice to the other Party, shall be excused from such performance on a day-to-day basis to the extent of such prevention, restriction, or interference (and the other Party shall likewise be excused from performance of its obligations on a day-to-day basis until the delay, restriction or interference has ceased); provided however, that the Party so affected shall use diligent efforts to avoid or remove such causes of non-performance and both Parties shall proceed whenever such causes are removed or cease. . Any Party claiming a Force Majeure event shall use reasonable diligence to remove the condition that prevents performance and shall not be entitled to suspend performance of its obligations in any greater scope or for any longer duration than is required by the Force Majeure event. Each Party shall use its best efforts to mitigate the effects of such Force Majeure event, remedy its inability to perform, and resume full performance of its obligations hereunder.

15.6.	Survival. Sections. 3.13, 7-11 , 12.3 and 15.10 shall survive the termination or expiration of this Agreement.

15.7.	Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

15.8.	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

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15.9.	Entire Agreement; Enforcement of Rights. This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter herein all prior discussions between them. No modification, amendment, or any waiver of any rights under this Agreement shall be effective unless in writing signed by the party to be charged. The failure by either party to enforce any rights hereunder shall not be construed as a waiver of any rights of such party.

15.10.	Governing Law and Forum. The validity, construction and enforceability of this Agreement shall be governed in all respects by the law of Nevada without reference to conflict of laws principles. With respect to any litigation arising out of or related to this Agreement, the parties agree that it shall be filed in and heard by the state and federal courts with jurisdiction to hear such suits located in New York County, New York. IR-Med and Distributor consent to personal jurisdiction of the state and federal courts of the State of New York and waive any objection to venue in any court located in the State of New York.

15.11.	Notices and Other Communications. Notice by any party under this Agreement shall be in writing, addressed to the other party at its respective address given below (or at any such other address as may be communicated to the notifying party in writing), and (a) personally delivered, (b) given by registered mail, (c) delivered by overnight courier, or (d) sent via telecopy confirmed by registered mail, telefax or prepaid cable. Any notice delivered in accordance with this Section 12.8 shall be deemed to have been served when delivered or, if delivery is not accomplished by reason of some fault of the addressee, when tendered:

If to IR-Med:

IR-Med, Inc.

ZHR Industrial Zone, P.O. Box 143,

20 Yahalom St.

Rosh Pinna, 1210002, Israel

Attn: Moshe Gerber, CEO

With copies to David Aboudi

If to Distributor:

PI Prevention Care LLC

[Signature Page to Follow]

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their authorized representatives as of the Effective Date.

I.R Med Ltd.	PI Prevention Care LLC

By:	By:
Name:	Name:
Title:	Title:
Date:	Date:

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APPENDIX A

PRODUCTS

The PressureSafe Solution is comprised of the following:

(i_) PressureSafe Device; — a handheld optical monitoring device that is being developed to support early detection of pressure injuries (PI) to the skin and underlying tissue, primarily caused by prolonged pressure associated with bed confinement;

(ii) Disposables –a disposable component, made of plastic polymer and meta, which will be attached to the tip of the device, where the infra-red light source and light collector are located, which are intended to mounted on the PressureSafe scanner tip for taking measurements by direct contact with the human skin

(iii) Software means the current generally available version of the online platform accessible through or for the PressureSafe Device and any software from third party licensors included therein , together with any related user manuals and product documentation provided or made available (“Documentation”).. The specific capabilities and functionality of the Software are detailed in the Documentation.

The PressureSafe Solution will initially contain a Software component that will provide for the necessary operation and functionality of identifying and addressing latent Pressure Injuries (the “Basic Solution”). From time to time, IR-Med may offer advanced software based options and capabilities, including advanced monitoring of patients, online statistics used in treatment and other functionalities (the “Advanced Solutions”)

The term PressureSafe Solution shall include and refer to any upgraded or enhanced version of the PressureSafe Solution including, without limitation, any ‘homecare’ version that the Company may then market.

Fees

Licensing Fees

Upon the execution of this Agreement, the Company will be entitled to licensing fee of $[***], of which $[***]will be remitted in immediately available cash upon execution of this Agreement and the balance of $[***]to be remitted on such date as the Company shall have provided the Distributor with written notice at least at least 90 days prior to the anticipated date of the Commercial Launch Date or the NPIAP Guidelines Date as provided in Appendix B below.

Thereafter, commencing on the first anniversary of the completed payment of the initial licensing fee and thereafter on each subsequent anniversary date, an annual licensing fee of $[***]and, commencing on the anniversary date following the Insurance Reimbursement Date, the annual licensing fee shall be increased to $[***].

Unit prices

The per unit price the Distributor shall pay to IR- Med shall be a composite amount where the price for each Disposable to the Distributor shall be $[***] In addition, if the list price to the customer / user charged by the Distributor for each Disposable exceeds $[***] (such excess amount being the “Disposables Price Increase”), then automatically and without any further action, the price to the Distributor shall be increased by an amount equal to [***]percent ([***]%) of the Disposable Price Increase. By way of illustration, if the Distributor increases the list price to the customer of the Disposable from $[***] to $[***], then the price to the Distributor of the Disposables, shall be increased from $[***] to $[***]. This provision shall apply each and every time that the Distributor shall adjust or change the price per unit payable by the customer and IR-Med’s share of the Disposables Price Increase as herein provided shall be measured from the then base price as to which the Disposables Price Increase was then implemented. The Distributor shall immediately notify in writing IR-Med of any such Disposables Price Increase.

The price of the Software component cannot be determined at the time of the execution of this Agreement and the parties hereby agree that at such time as the Company shall have provided the Distributor with written notice at least at least 90 days prior to the anticipated date of the Commercial Launch Date as provided in Appendix B below, the Company and the Distributor shall consult as to the price to be charged to the end user by the Distributor for the Software component (hereinafter the “User Price”) and that the price payable by the Distributor to the Company shall be no less than [***]% of the User Price. The parties agree to enter into good faith negotiations to finalize these matters. Notwithstanding the foregoing, the initial price payable by the Distributor to IR-Med for the PressureSafe Device shall be $[***]and the User Price for such device shall be not less than $[***].

The dollar amounts indicated above and those to be agreed upon in the future by the parties shall be adjusted for inflation during the term of this Agreement at the commencement of every calendar year based on the Consumer Price Index published for the preceding year by the U.S Government.

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APPENDIX B

The Distributor shall be solely responsible for the distribution, marketing and sales of the Products in the Territory and shall undertake all commercially reasonable efforts to establish by not later than the Commercial Launch Date (as defined below) a commercially reasonable distribution and sales network for the Products.

Set forth below are the principal components of work plan prepared by the Distributor outlining the Distributor’s duties and obligation under the Agreement with respect to the PressureSafe device. Each component represents a milestone (each a “Milestone”) that is to be satisfied by the Distributor. Upon mutual agreement as reflected in a written instrument signed by both the Company and the Distributor the Milestones below may be adjusted from time to time as circumstances warrant.

I.	Distributor Undertakings following Execution of the Agreement and Prior to Commercial Launch

No later than three months following written notice from the Company that all requisite approval for the commercialization of PressureSafe have been obtained, Distributor will

1.	Open and operate a logistics center in a mutually approved location in the United States to support the distribution, storage and customer support for the PressureSafe devices, disposables, working station units and spare parts.
2.	Organize a training center and prepare relevant materials to train the caregivers who are to administer and use the PressureSafe device.
3.	Technical support center, including “on the phone” technical calling center, technicians that will serve the customers at site within 48 hours from service call.
4.	Will prepare all marketing and training materials ( printed and digital), manual books, test protocol/steps etc.

Prior to the Commercial Launch Date, the Distributor will invest such resources as is reasonable such that upon the occurrence of the Commercial Launch Date there will be a commercially reasonable distribution network in place for the immediate marketing of the Product. In furtherance thereof, the Company will provide the Distributor with written notice at least 90 days prior to the anticipated date of the Commercial Launch Date. Following the Commercial Launch Date and only to the extent necessary for the orderly operation of the distribution efforts, the Distributor will invest an aggregate amount of not less than $[***]*** during first 12 months following such Commercial Launch Date. The amount invested can be comprised of services and/or other assets.

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II.	Distributor Undertakings following Commercial Launch and prior to the earlier of Reimbursement Approval or the update by the U.S. National Pressure Injury Advisory Panel (NPIAP) updating its guidelines to recommend the use of technologies and devices such as the Product to be used as a decision support tool for PI checking (each and anyone of these events being a “Market Change”).

From the date of the commercial launch of the PressureSafe (i.e., when the Company determines that all regulatory and other required clearance for product commercialization has been obtained (such date being the “Commercial Launch Date”) and until reimbursement approval -

A.	By the First anniversary of the Commercial Launch Date - total purchase by Distributor of a minimum of [***] PressureSafe devices and [***]disposables.

B.	By the Second anniversary of the Commercial Launch Date - total purchase by Distributor of a minimum of [***] PressureSafe unites and [***]disposables.

C.	By the Third anniversary of the Commercial Launch Date- total purchase of a minimum of [***] PressureSafe devices and [***]disposables.

D.	From the Fourth anniversary of the Commercial Launch Date through the Fifth anniversary and for each subsequent anniversary thereafter, an increase of a minimum of [***]% in sales from the immediately preceding year, provided that such [***]% annual increase in sales in each subsequent year shall be determined by reference to a base minimum amount of [***] PressureSafe devices and [***]disposables at the Fourth anniversary of the Commercial Launch Date, plus the [***]% minimum increase for each subsequent year thereafter

Notwithstanding the foregoing, upon the occurrence of an update by the U.S. National Pressure Injury Advisory Panel (NPIAP) updating its guidelines to recommend the use of technologies and devices such as the Product to be used as a decision support tool for PI checking, then upon notice by the Company to the Distributor and without any further action on the part of any Party, the minimum amounts set forth above shall automatically be increased by [***]% effective from the beginning of the “period” following the delivery of such notice.

III.	Distributor Undertakings following Commercial Launch and Reimbursement Approval

Notwithstanding the foregoing, following reimbursement approval as determined by the Company (such date being the “Reimbursement Approval Date”) the above milestones shall be adjusted as follows

A.	By the First anniversary of the Reimbursement Approval Dater - total purchase of a minimum of [***] PressureSafe devices and [***]disposables
B.	By the Second anniversary of the Reimbursement Approval Date - total purchase of a minimum of [***] PressureSafe devices and [***]disposables
C.	By the Third anniversary of the Reimbursement Approval Date - total purchase of a minimum of [***] PressureSafe devices and [***]disposables
D.	By the Fourth anniversary of the Reimbursement Approval [***] PressureSafe devices and [***] disposables,
E.	From the Fifth anniversary of the Reimbursement Approval Date through the Sixth anniversary and for each subsequent anniversary thereafter, an increase of a minimum of [***]% in sales from the immediately preceding year, provided that such [***]% annual increase in sales in each subsequent year shall be determined by reference to a base minimum amount of [***]devices and [***]disposables at the Fourth anniversary of the Market Change Date, plus the [***]% minimum increase for each subsequent year thereafter.

By way of illustration, between the Fourth and Fifth anniversary of the Market Change Date, the Distributor shall be required to sell a minimum of [***] devices (i.e. representing an increase of [***]% over the base number of [***]devices) and *** disposables (i.e. representing an increase of [***]% over the base number of [***] disposables); between the Sixth and Seventh anniversary of the Market Change Date, the Distributor shall be required to sell a minimum of [***] units (i.e. representing an increase of [***]% over the immediately preceding year minimum) and [***] (i.e. representing an increase of [***]% over the immediately preceding year minimum).

******

In all cases above, at the Distributor’s option, in any year the Distributor may vary the number of PressureSafe devices and the Disposables that it is required to purchase from the Company such that in such year the dollar value to the Company of the purchases of devices and disposables as so varied by the Distributor is equal to the total dollar value specified above at the then prevailing prices. By way of illustration, in year one following the Commercial Launch and Reimbursement Approval, the Distributor is required to purchase from the Company a minimum of [***] PressureSafe devices and [***]disposables at a price payable to the Company of $[***]per device and $***per disposable for a total dollar value payable to the Company in such year of $[***]. The Distributor can vary the number of devices and disposable required to be purchased in such year so long as Distributor purchases and pays into the Company at least $[***]in respect of the purchase of devices and disposables.

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APPENDIX C

Purchase Order Procedure, and Payment Terms

No later than 90 days before the beginning of each term year and upon written notice from the Company to the Distributor to that effect, the Distributor shall deliver to the Company a binding Purchase Order (PO) for the Distributor’s purchase minimum (or more) of the applicable Product amounts set forth in Appendix B for the entire term year. The Company will deliver to the Distributor 25% of the order quantity by the middle of each quarter. Failure to deliver such PO on time will result in loss of exclusivity.

a)	In case of the first term year, the Distributor shall issue a binding PO within 30 days after the Commercial Launch Date, and this PO will be for the full quantity of the year and the Company shall use commercially reasonable efforts to deliver at least 50% of the entire PO within 4 months of the PO, and the balance within 6 months of the PO.

b)	In case of a Market Change as defined in Appendix B (FDA Approval or a Change in NPIAP Guidelines), the Distributor will issue an updated PO within 30 days of the Market Change date.

c)	The Distributor may issue additional PO’s during the term year, and in such case shall include a quantity of a multiplier of [***] devices and/or a multiplier of [***]disposables. The PO’s items shall be delivered within 3 months of the PO.

2)	Payment terms: The Company will invoice the Distributor per each quantity shipped to the Distributor. The Distributor shall pay the Invoice at NET 30 days of the invoice.

3)	The Distributor will carry the shipment costs of the delivered orders from the Company to the Distributor.

If for whatever reason the Company is unable to fill the Product Purchase Order submitted by the Distributor before the term year for that year’s minimum purchase requirements as herein provided, then the time period with respect to the minimum purchase requirement specified above shall be tolled for the period in which the Company was unable to fulfill the Product Purchase Order and the minimum purchase requirements shall be reinstated as herein provided above immediately following the time that the Company resumes fulfilling the Product Purchase Orders

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